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                                                                      Exhibit 12

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)
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

                                                                                 Year Ended December 31,
                                                               ---------------------------------------------------------
                                                                 1995        1996        1997         1998       1999
                                                               -------     -------      -------     -------     -------
Earnings:
      Earnings before income taxes and net earnings in
        equity affiliates                                      $ 1,231     $ 1,221      $ 1,165     $ 1,264     $   945
      Plus:
          Fixed charges exclusive of capitalized interest          107         118          128         135         164
          Amortization of capitalized interest                      12          13           13          12          10
          Adjustments for equity affiliates                         14          15           14          16          16
                                                               -------     -------      -------     -------     -------
                      Total                                    $ 1,364     $ 1,367      $ 1,320     $ 1,427     $ 1,135
                                                               =======     =======      =======     =======     =======
Fixed Charges:
      Interest expense including amortization of debt
        discount/premium and debt expense                      $    85     $    96      $   105     $   110     $   133
      Rentals - portion representative of interest                  22          22           23          25          31
                                                               -------     -------      -------     -------     -------
      Fixed charges exclusive of capitalized interest              107         118          128         135         164
      Capitalized interest                                           9          12           10           9          11
                                                               -------     -------      -------     -------     -------
                      Total                                    $   116     $   130      $   138     $   144     $   175
                                                               =======     =======      =======     =======     =======
Ratio of earnings to fixed charges                                11.8        10.5          9.6         9.9         6.5
                                                               =======     =======      =======     =======     =======
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